UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2016

ModusLink Global Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35319	04-2921333
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1601 Trapelo Road, Suite 170 Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

(781) 663-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On March 29, 2016, ModusLink Global Solutions, Inc. (“the Company”) filed a Current Report on Form 8-K under Item 5.02 to report the resignation of John Boucher as President and Chief Executive Officer of the Company, the appointment of Warren G. Lichtenstein as interim Chief Executive Officer of the Company, and the appointment of James R. Henderson as the Chief Executive Officer of the Company’s principal operating subsidiary, ModusLink Corporation (“ModusLink”). The Company is filing this Form 8-K/A as an amendment (Amendment No. 1) to the aforementioned Form 8-K to disclose details of Mr. Henderson’s compensation that was expected to be approved in connection with such appointment but was not determined at the time of the initial filing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2016, in connection with Mr. Henderson’s appointment as the Chief Executive Officer of ModusLink, the Board of Directors of the Company approved an offer letter to Mr. Henderson, which was executed on April 13, 2016, pursuant to which Mr. Henderson is entitled to receive an annualized base salary of $600,000, paid biweekly. Mr. Henderson will also be eligible for an annual cash bonus of up to 100% of his base salary, subject to attainment of short-term performance objectives to be mutually agreed upon and established, and to be prorated for the fiscal year ending July 31, 2016. Pursuant to the offer letter Mr. Henderson is also entitled to vacation and other employee benefits in accordance with ModusLink’s policies. Mr. Henderson is an employee at will. The foregoing description is subject to, and qualified in its entirety by, the offer letter, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The exhibit listed in the Exhibit Index below is filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ModusLink Global Solutions, Inc.

Date:	April 18, 2016	By:	/s/Alan R. Cormier
		Name:	Alan R. Cormier
		Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter, dated April 13, 2016, by and among ModusLink Global Solutions, Inc., ModusLink Corporation and James R. Henderson.